The Corporations Act
ARTICLES OF AMENDMENT

Manitoba

Manitoba
CERTIFICATE / CERTIFICAT
ARTICLES EFFECTIVE /
LES STATUTS PRENNENT EFFET LE

0 2 JUL / JUIL 2008

DIRECTOR/DIRECTEUR
The Corporations Act /Loi sur les corporations

1. Name of corporation	2. Business Number
DIAMEDICA INC.	866422173

3. a) The amendment to the articles has been authorized by:

directors ☐
shareholders ☑
members ☐

b) under section 167(1)

c) and the articles are amended as follows:

The annexed Schedule A is incorporated herein.

Date	Signature	Office held
July 2, 2008	[signature]	Corporate Secretary

Instructions: Specify the provision of the Act that authorizes the amendment, and the changes that are being made. Specify whether amendment was authorized by directors or shareholders. It is not necessary to attach a copy of the authorizing resolution.

OFFICE USE ONLY

Corporation Number: 4135955

FORM 10

SCHEDULE "A"

TO THE ARTICLES OF AMENDMENT OF

DIAMEDICA INC.

(the "Corporation")

The amendment to the Articles of Incorporation dated January 21, 2000, as amended by Articles of Amendment dated October 6, 2000, April 3, 2001 and March 14, 2005 (collectively, the "Articles") has been authorized by the shareholders of the Corporation pursuant to Section 167(1) of *The Corporations Act* (Manitoba) and the Articles are amended as follows:

1. by deleting the provisions contained under Article 7 – "Restrictions, if any, on share transfers/ Restrictions au transfer des actions, s'il y a lieu" and substituting the word "None" therefor;

2. by deleting the authorized and unissued Class A Preferred Shares of the Corporation and the rights, privileges, restrictions and conditions attaching thereto; and

3. to declare that, after giving effect to the foregoing, the authorized capital of the Corporation shall consist of an unlimited number of Voting Common Shares.